EXHIBIT 99.1

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Investor contact: Ann Thornton 414-438-6887
Media contact: Kate Venne 414-358-5176

Brady Corporation Reports Fiscal 2021 Second Quarter Results and Announces its Fiscal 2021 EPS Guidance

•Income before income taxes and losses of unconsolidated affiliate was $39.4 million in the second quarter of fiscal 2021 compared to $42.4 million in the same quarter of the prior year.
•Diluted EPS was $0.59 in the second quarter of fiscal 2021 compared to $0.62 in the same quarter of the prior year.
•Sales for the quarter declined 3.9 percent. Organic sales declined 6.3 percent and the impact of foreign currency translation increased sales by 2.4 percent.
•Net cash provided by operating activities was $36.1 million in the second quarter of fiscal 2021 compared to $14.3 million in the second quarter of the prior year.
•Diluted EPS guidance for the full year ending July 31, 2021 announced at a range of $2.48 to $2.58, which equates to EPS guidance for the second half of fiscal 2021 of $1.25 to $1.35.

MILWAUKEE (February 18, 2021) -- Brady Corporation (NYSE: BRC) (“Brady” or “Company”), a world leader in identification solutions, today reported its financial results for its fiscal 2021 second quarter ended January 31, 2021.

Quarter Ended January 31, 2021 Financial Results:
Income before income taxes and losses of unconsolidated affiliate decreased 7.0 percent to $39.4 million for the quarter ended January 31, 2021, compared to $42.4 million in the same quarter last year.
Net income for the quarter ended January 31, 2021 declined 8.0 percent to $30.9 million compared to $33.6 million in the same quarter last year. Earnings per diluted Class A Nonvoting Common Share were $0.59 for the second quarter of fiscal 2021, compared to $0.62 in the same quarter last year.
Sales for the quarter ended January 31, 2021 declined 3.9 percent, which consisted of an organic sales decline of 6.3 percent and an increase of 2.4 percent from foreign currency translation. Sales for the quarter ended January 31, 2021 were $265.8 million compared to $276.7 million in the same quarter last year. By segment, sales declined 5.4 percent in Identification Solutions and increased 0.4 percent in Workplace Safety, which consisted of an organic sales decline of 6.9 percent in Identification Solutions and an organic sales decline of 4.8 percent in Workplace Safety.

Six-Month Period Ended January 31, 2021 Financial Results:
Income before income taxes and losses of unconsolidated affiliate decreased 2.7 percent to $81.6 million for the six-month period ended January 31, 2021, compared to $83.9 million for the same period last year.
Net income for the six-month period ended January 31, 2021 declined 9.4 percent to $64.3 million compared to $71.1 million for the same period last year. Earnings per diluted Class A Nonvoting Common Share were $1.23 for the six-month period ended January 31, 2021, compared to $1.32 for the same period last year. Net income and earnings per diluted Class A Nonvoting Common Share for the six-month period ended January 31, 2020 were impacted by a reduced income tax rate of 15.3 percent primarily due to a favorable tax audit settlement and tax benefits from equity-based compensation.
Sales for the six-month period ended January 31, 2021 declined 3.6 percent, which consisted of an organic sales decline of 5.6 percent and an increase of 2.0 percent from foreign currency translation. Sales for the six months ended January 31, 2021 were $543.1 million compared to $563.6 million in the same period last year. By segment, sales declined 6.6 percent in Identification Solutions and increased 5.2 percent in Workplace Safety, which consisted of an organic sales decline of 7.6 percent in Identification Solutions and organic sales growth of 0.4 percent in Workplace Safety.

Commentary:
“Our operations are running globally as we continue to do our part to supply products to first responders, healthcare providers, transportation, food processing and many other critical industries,” said Brady’s President and Chief Executive Officer, J. Michael Nauman. “Our outlook has improved and to supplement organic sales growth, we are investing in sales, marketing and new product development that will help accelerate growth in the back half of this fiscal year and into the future. We are also actively investigating acquisitions that complement our strategic growth initiatives. Brady is in a strong financial position and we are using this strong financial position to set ourselves up for strong growth as we exit from the pandemic.”
“Brady continues to generate strong cash flow and has a very strong balance sheet. As of January 31, 2021, we had $277.6 million of cash on hand and no outstanding debt,” said Brady’s Chief Financial Officer, Aaron Pearce. “We generated $36.1 million of cash flow from operating activities this quarter, which was an increase of 153 percent compared to last year’s second quarter. Positively impacting our cash flow this quarter were benefits from improved working capital management and a reduction in incentive-based compensation payments when compared to the second quarter of last year. This quarter, we also returned $12.3 million to our shareholders in the form of dividends and share buybacks. Although the economy is still challenged, we do expect the general trend of improving economic conditions to continue over the next several quarters. Regardless of what happens with the macro economy, Brady’s strong balance sheet and cash generation position us well for future financial success."

Fiscal 2021 Guidance:
The Company expects earnings per diluted Class A Nonvoting Common Share to range from $2.48 to $2.58 for the full fiscal year ending July 31, 2021. This equates to diluted earnings per share in the range of $1.25 to $1.35 in the second half of the fiscal year ending July 31, 2021. The Company also expects organic sales growth to be in the mid-single digits in the second half of fiscal 2021. This guidance is based on foreign currency exchange rates as of January 31, 2021 and assumes a continued economic recovery.

A webcast regarding Brady’s fiscal 2021 second quarter financial results will be available at www.bradycorp.com/investors beginning at 9:30 a.m. central time today.

Brady Corporation is an international manufacturer and marketer of complete solutions that identify and protect people, products and places. Brady’s products help customers increase safety, security, productivity and performance and include high-performance labels, signs, safety devices, printing systems and software. Founded in 1914, the Company has a diverse customer base in electronics, telecommunications, manufacturing, electrical, construction, medical, aerospace and a variety of other industries. Brady is headquartered in Milwaukee, Wisconsin and as of July 31, 2020, employed approximately 5,400 people in its worldwide businesses. Brady’s fiscal 2020 sales were approximately $1.08 billion. Brady stock trades on the New York Stock Exchange under the symbol BRC. More information is available on the Internet at www.bradyid.com.

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In this news release, statements that are not reported financial results or other historic information are “forward-looking statements.” These forward-looking statements relate to, among other things, the Company's future financial position, business strategy, targets, projected sales, costs, earnings, capital expenditures, debt levels and cash flows, and plans and objectives of management for future operations.

The use of words such as “may,” “will,” “expect,” “intend,” “estimate,” “anticipate,” “believe,” “should,” “project,” “continue” or “plan” or similar terminology are generally intended to identify forward-looking statements. These forward-looking statements by their nature address matters that are, to different degrees, uncertain and are subject to risks, assumptions, and other factors, some of which are beyond Brady’s control, that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. For Brady, uncertainties arise from: adverse impacts of the novel coronavirus (“COVID-19”) pandemic or other pandemics; decreased demand for our products; our ability to compete effectively or to successfully execute our strategy; Brady’s ability to develop technologically advanced products that meet customer demands; raw material and other cost increases; difficulties in protecting our websites, networks, and systems against security breaches; extensive regulations by U.S. and non-U.S. governmental and self-regulatory entities; risks associated with the loss of key employees; divestitures and contingent liabilities from divestitures; Brady’s ability to properly identify, integrate, and grow acquired companies; litigation, including product liability claims; foreign currency fluctuations; potential write-offs of Brady’s goodwill and other intangible assets; changes in tax legislation and tax rates; differing interests of voting and non-voting shareholders; numerous other matters of national, regional and global scale, including major public health issues and those of a political, economic, business, competitive, and regulatory nature contained from time to time in Brady’s U.S. Securities and Exchange Commission filings, including, but not limited to, those factors listed in the “Risk Factors” section within Item 1A of Part I of Brady’s Form 10-K for the year ended July 31, 2020 and subsequent Form 10-Q filings.

These uncertainties may cause Brady's actual future results to be materially different than those expressed in its forward-looking statements. Brady does not undertake to update its forward-looking statements except as required by law.

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(Unaudited; Dollars in thousands, except per share data)

	Three months ended January 31,		Six months ended January 31,
	2021	2020	2021	2020
Net sales	$265,838	$276,665	$543,065	$563,612
Cost of goods sold	136,316	137,538	278,115	283,080
Gross margin	129,522	139,127	264,950	280,532
Operating expenses:
Research and development	9,876	10,517	20,079	21,484
Selling, general and administrative	82,234	87,366	165,271	176,913
Total operating expenses	92,110	97,883	185,350	198,397

Operating income	37,412	41,244	79,600	82,135

Other income (expense):
Investment and other income	2,036	1,760	2,191	3,140
Interest expense	(51)	(647)	(157)	(1,348)

Income before income taxes and losses of unconsolidated affiliate	39,397	42,357	81,634	83,927

Income tax expense	8,206	8,804	16,788	12,876

Income before losses of unconsolidated affiliate	31,191	33,553	64,846	71,051
Equity in losses of unconsolidated affiliate	(331)	—	(505)	—

Net income	$30,860	$33,553	$64,341	$71,051

Net income per Class A Nonvoting Common Share:
Basic	$0.59	$0.63	$1.24	$1.33
Diluted	$0.59	$0.62	$1.23	$1.32
Dividends	$0.22	$0.22	$0.44	$0.44

Net income per Class B Voting Common Share:
Basic	$0.59	$0.63	$1.22	$1.32
Diluted	$0.59	$0.62	$1.21	$1.31
Dividends	$0.22	$0.22	$0.42	$0.42

Weighted average common shares outstanding:
Basic	52,018	53,320	52,020	53,232
Diluted	52,282	53,827	52,288	53,781

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	January 31, 2021	July 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$277,588	$217,643
Accounts receivable, net of allowance for credit losses of $7,450 and $7,157, respectively	154,052	146,181
Inventories	122,922	135,662
Prepaid expenses and other current assets	12,774	9,962
Total current assets	567,336	509,448
Property, plant and equipment—net	122,088	115,068
Goodwill	420,726	416,034
Other intangible assets	19,809	22,334
Deferred income taxes	8,261	8,845
Operating lease assets	38,849	41,899
Other assets	30,813	28,838
Total	$1,207,882	$1,142,466
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$67,483	$62,547
Accrued compensation and benefits	52,098	41,546
Taxes, other than income taxes	8,518	8,057
Accrued income taxes	9,393	8,652
Current operating lease liabilities	16,534	15,304
Other current liabilities	47,518	49,782
Total current liabilities	201,544	185,888
Long-term operating lease liabilities	27,134	31,982
Other liabilities	59,869	61,524
Total liabilities	288,547	279,394
Stockholders’ equity:
Common stock:
Class A nonvoting common stock—Issued 51,261,487 shares, and outstanding 48,486,758 and 48,456,954 shares, respectively	513	513
Class B voting common stock—Issued and outstanding, 3,538,628 shares	35	35
Additional paid-in capital	334,077	331,761
Retained earnings	745,960	704,456
Treasury stock—2,774,729 and 2,804,533 shares, respectively of Class A nonvoting common stock, at cost	(109,789)	(107,216)
Accumulated other comprehensive loss	(51,461)	(66,477)
Total stockholders’ equity	919,335	863,072
Total	$1,207,882	$1,142,466

BRADY CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; Dollars in thousands)

	Six months ended January 31,
	2021	2020
Operating activities:
Net income	$64,341	$71,051
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,421	11,672
Stock-based compensation expense	5,471	5,384
Deferred income taxes	(3,866)	1,272
Equity in losses of unconsolidated affiliate	505	—
Other	121	1,664
Changes in operating assets and liabilities:
Accounts receivable	(4,157)	6,209
Inventories	15,018	(1,311)
Prepaid expenses and other assets	(2,436)	(2,621)
Accounts payable and accrued liabilities	11,990	(39,777)
Income taxes	481	(436)
Net cash provided by operating activities	98,889	53,107

Investing activities:
Purchases of property, plant and equipment	(14,511)	(13,100)
Other	(1,881)	(3,406)
Net cash used in investing activities	(16,392)	(16,506)

Financing activities:
Payment of dividends	(22,837)	(23,136)
Proceeds from exercise of stock options	471	4,686
Payments for employee taxes withheld from stock-based awards	(2,638)	(7,733)
Purchase of treasury stock	(3,593)	—
Other	(231)	134
Net cash used in financing activities	(28,828)	(26,049)

Effect of exchange rate changes on cash	6,276	179

Net increase in cash and cash equivalents	59,945	10,731
Cash and cash equivalents, beginning of period	217,643	279,072

Cash and cash equivalents, end of period	$277,588	$289,803

BRADY CORPORATION AND SUBSIDIARIES
SEGMENT INFORMATION
(Unaudited; Dollars in thousands)

	Three months ended January 31,		Six months ended January 31,
	2021	2020	2021	2020
NET SALES
ID Solutions	$194,227	$205,362	$392,419	$420,349
Workplace Safety	71,611	71,303	150,646	143,263
Total	$265,838	$276,665	$543,065	$563,612

SALES INFORMATION
ID Solutions
Organic	(6.9)%	(1.3)%	(7.6)%	(0.7)%
Currency	1.5%	(0.5)%	1.0%	(0.9)%
Total	(5.4)%	(1.8)%	(6.6)%	(1.6)%
Workplace Safety
Organic	(4.8)%	(1.0)%	0.4%	(0.9)%
Currency	5.2%	(1.6)%	4.8%	(2.5)%
Total	0.4%	(2.6)%	5.2%	(3.4)%
Total Company
Organic	(6.3)%	(1.2)%	(5.6)%	(0.8)%
Currency	2.4%	(0.8)%	2.0%	(1.3)%
Total	(3.9)%	(2.0)%	(3.6)%	(2.1)%

SEGMENT PROFIT
ID Solutions	$39,000	$40,655	$79,279	$83,098
Workplace Safety	3,463	5,455	11,451	10,612
Total	$42,463	$46,110	$90,730	$93,710
SEGMENT PROFIT AS A PERCENT OF NET SALES
ID Solutions	20.1%	19.8%	20.2%	19.8%
Workplace Safety	4.8%	7.7%	7.6%	7.4%
Total	16.0%	16.7%	16.7%	16.6%

	Three months ended January 31,		Six months ended January 31,
	2021	2020	2021	2020
Total segment profit	$42,463	$46,110	$90,730	$93,710
Unallocated amounts:
Administrative costs	(5,051)	(4,866)	(11,130)	(11,575)
Investment and other income	2,036	1,760	2,191	3,140
Interest expense	(51)	(647)	(157)	(1,348)
Income before income taxes and losses of unconsolidated affiliate	$39,397	$42,357	$81,634	$83,927